Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-261768 and 333-262037) on Form S-8 of Bakkt Holdings, Inc. of our report dated March 29, 2023, except for the second paragraph of Note 16 as to which the date is April 18, 2023, with respect to the financial statements of Apex Crypto, LLC as of December 31, 2022 and 2021 and for the years then ended, appearing in this Current Report on Form 8-K/A..

/s/ RSM US LLP

Chicago, Illinois
April 18, 2023